Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

AUDITED CONSOLIDATED RESULTS FOR THE YEAR ENDED 31 December 2022

Dollar amounts presented herein are in United States Dollars

				2022	2021	Percentage
SALIENT FEATURES						Change
Revenue	($	’000)		205 559	148 127	39%
EBITDA	($	’000)		65 734	25 430	158%
Headline earnings/(loss)	($	’000)		38 698	(2 938)	1 417%
Earnings/(loss) per share		($	)	0.25	(0.03)	876%
Headline earnings/(loss)/per common share		($	)	0.27	(0.02)	1 405%
Net asset value per common share		($	)	1.58	1.29	23%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings/(loss)

	2022		2021
	Gross $’000	Net $’000	Gross $’000	Net $’000
Net income/(loss) attributable to common shareholders		35 194		(4 528)
Adjustments
Loss on disposal of plant and equipment	78	63	822	649
Impairment of plant and equipment	4 781	3 891	1 191	941
Gain on disposal of intangible assets	(311)	(253)	—	—
Proceeds on insurance claims	(313)	(255)	—	—
Impairment of intangible assets	71	58	—	—
Headline earnings/(loss)		38 698		(2 938)
Basic and headline earnings/(loss) per common share (US Dollars)
Earnings/(loss)		0.25		(0.03)
Headline earnings/(loss) (2)		0.27		(0.02)
Weighted-average common shares outstanding (‘000)(1)		141 239		141 015
Diluted earnings/(loss) per common share (US Dollars)
Earnings/(loss) (2)		0.25		(0.03)
Headline earnings/(loss) (2)		0.27		(0.03)
Weighted-average common shares outstanding for diluted earnings (‘000)(1)		142 579		144 913

(1)

The common share outstanding as of December 31, 2022 is as reported in the annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on March 16, 2023.

(2)	The December 31, 2022 and 2021 per share indicators were determined by applying International Financial Reporting Standards.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 16 March 2023, via the JSE link (https://senspdf.jse.co.za/documents/2023/jse/isse/MKRE/YE22.pdf) or on the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001826600/000119312523072678/d376707d10k.htm. The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at info@montaukenergy.com free of charge to investors and/or shareholders, during office hours (09:00 - 17:00) from Mondays to Fridays.

March 17, 2023

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*, TG Govender*###, MA Jacobson*##, J Cunningham*# , Y Shaik* ###

*Non-executive; #United States of America; ##Australia; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited